EXHIBIT 24.1






                Consent of Ernst & Young, LLP
                    Independent Auditors


      We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Amendment No. 1 to Form S-3 No. 333-20103) and related Prospectus of Electrosource, Inc. for the registration of 127,500 shares of its common stock and to the incorporation by reference therein of our report dated February 28, 1997, with respect to the financial statements of Electrosource, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.






     /s/
Ernst & Young LLP


Austin, Texas
April 10, 1997